Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lindblad Expeditions Holdings, Inc. 2021 Long-Term Incentive Plan of Lindblad Expeditions Holdings, Inc. of our reports dated February 28, 2025, with respect to the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Lindblad Expeditions Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

June 18, 2025